RELEASE AND WAIVER AGREEMENT

This Release and Waiver Agreement ("Agreement") is entered into this day of June, 2025 by and between Vera Bradley, Inc., an Indiana corporation (the "Corporation") and Jackie Ardrey (hereinafter "Executive").

WHEREAS, Executive's employment with the Corporation is terminated effective July 31, 2025 ("Termination Date") and the Corporation and Executive have voluntarily agreed to the terms of this Agreement in exchange for severance benefits under the Employment Agreement between the parties effective November 1, 2022, as it may be amended ("Employment Agreement"), to which Executive otherwise would not be entitled;

WHEREAS, accordingly the Corporation has determined that Executive will receive severance pay if Executive executes and complies with the terms of this Agreement; and

WHEREAS, Executive acknowledges that the consideration received by Executive under the terms of this Agreement for the release and waiver contained herein is in addition to any consideration the Corporation is otherwise required to provide Executive.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below, the parties hereby acknowledge and agree as follows:

1.Severance. In consideration for Executive's agreements contained herein and Executive's compliance with Executive's continuing obligations under the Employment Agreement, including her obligations under Section 12, the Corporation will pay Executive the following:

a.The Accrued Amounts, as soon as reasonably practicable following the date of termination;

b.A pro rata portion of the amount of Bonus, if any, Executive would have received pursuant to Section 4(b) of the Agreement for the year in which Executive's employment terminated (hereinafter, the "Prorated Bonus"). The Corporation shall determine what annual Bonus, if any, Executive would have earned had she been employed through the end of the applicable period (the "Base Incentive Amount"), in accordance with the methods used to calculate the annual Bonus for the Corporation's other similarly situated executives. The pro rata portion to be paid pursuant to this Section shall be determined by multiplying the Base Incentive Amount by a fraction, the numerator of which is the number of calendar days from the beginning of the applicable annual period in which the termination occurred through the date of termination and the denominator of which is 365. Any Prorated Bonus payment due under this Section shall be paid at the time payment is made to other similarly situated executives of the Corporation, but in no event later two two and one-half (2½) months after the close of the fiscal year in which Executive would have become vested in such Bonus;

c.A lump sum payment equal to two million dollars ($2,000,000), payable within the later often (10) calendar days following Executive's termination or within ten (10) days after Executive's delivery to the Corporation and non-revocation of an executed and enforceable Release, in accordance with and subject to Section 13;

d.Immediate accelerated full vesting of the time-based restricted stock units under the Sign-On Award and immediate accelerated vesting of the time-based vesting applicable to the performance-based portion of the restricted stock units under the Sign-On Award, which shall remain outstanding pending the satisfaction (or not) of the performance-based vesting criteria. Full payment of the Sign-On Bonus;

Executive agrees that the consideration provided pursuant to this Agreement is in lieu of any and all benefits that Executive may otherwise be entitled to under her Employment Agreement. Executive shall not have any right to claim any additional benefits under the Employment Agreement. Except as specifically provided in this Agreement and any applicable plans, programs or arrangements of the Corporation (other than the Employment Agreement) including, without limitation, the Corporation's Certificate of Incorporation or By-laws, as either may be amended from time to time, the Vera Bradley, Inc. 2010/2020 Equity and Incentive Plan, as amended or any successor thereto (the "Equity Plan") and any agreements thereunder, and the indemnification agreement dated effective as of November I, 2022 between the Corporation and Executive (the "Indemnification Agreement"), Executive shall not be entitled to any other payment, benefits or other consideration from the Corporation.

2.Waiver and Release. In consideration for the payments and benefits to be provided to Executive as set forth herein and the Employment Agreement, Executive, himself and for any person or entity that may claim by him or through him, including Executive's heirs, executors, administrators, successors and assigns, hereby knowingly, irrevocably, unconditionally and voluntarily waives, releases and forever discharges the Corporation, its Affiliates, and each of its individual or collective past, present and future parent, subsidiaries, divisions and affiliates, its and their joint ventures and its and their respective directors, officers, associates, employees, representatives, partners, consultants insurers, attorneys, administrators, accountants, executors, heirs, successors, and agents, and each of its and their respective predecessors, successors and assigns and all persons acting by, through or in concert with any of them (hereinafter collectively referred to as "Releasees"), from any and all claims, causes of action or liabilities relating to Executive's employment with the Corporation or the termination thereof, known or unknown, suspected or unsuspected, arising from any omissions, acts or facts that have occurred up until and including the date Executive executes this Agreement which have been or could be asserted against the Releasees, including but not limited to:

causes of action or liabilities relating to Executive's employment with the Corporation or the termination thereof arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (the "ADEA''), the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the American with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, and the Delaware General Corporations Act as such Acts have been amended, and/or any other foreign, federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or causes of action or liabilities related to Executive's employment with the Corporation or the termination thereof arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or causes of action or liabilities relating to rights to or claims for pension, profit sharing, wages, bonuses or other compensation or benefits; and/or any other cause of action relating to Executive's employment with the Corporation or the termination thereof including, but not limited to, actions seeking severance pay, except as provided herein, actions based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, defamation, discrimination, retaliation, promissory estoppel, fraud, violation of public policy, negligence and/or any other common law, or other cause of action whatsoever arising out of or relating to employment with and/or separation from employment with the Corporation and/or any of the other Releasees.

Nothing herein shall limit or impede Executive's right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission, or any other local, state or federal agency, and/or any causes of action which by law Executive may not legally waive. Executive agrees, however, that if Executive or anyone acting on Executive's behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

Nothing herein shall constitute a waiver or release of any of Executive's rights under this Agreement, any other applicable plans, programs or arrangements of the Corporation (other than the Employment Agreement) including, without limitation, the Corporation's Certificate of incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, or under the Indemnification Agreement.

Executive expressly waives the benefits of any statute or rule of law that, if applied to this Agreement, would otherwise exclude from its binding effect any claims against the Corporation not now known by Executive to exist.

3.Cause of Action. As used in this Agreement, the phrase "cause of action" includes all claims, covenants, warranties, promises, agreements, undertakings, actions, suits, counterclaims, causes of action, complaints, charges, obligations, duties, demands, debts, accounts, judgments, costs, expenses, losses, damages and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

4.No Assignment of Causes of Action. Executive represents and warrants that he has not filed or caused to be filed against the Releasees any claims, actions or lawsuits. Executive further represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any claim of any nature whatsoever relating to any matter covered by this Agreement.

5.Resignation from the Board. Executive agrees to resign from the Vera Bradley Board of Directors and any and all other offices or director positions held by Executive with the Company or any of its Affiliates concurrent with her last day of employment, which shall be July 31, 2025.

6.Representations of the Corporation. The Corporation represents that it is not presently aware of any cause of action that it or any of the other Releasees have against Executive as of the date hereof. The Corporation acknowledges that the release granted by Executive in Section 2 above will be null and void in the event the Corporation subsequently seeks to treat Executive's termination of employment as "for Cause" under the last sentence of Section 6(b) of the Employment Agreement.

7.Representations of Executive. Executive represents that Executive has been given an adequate opportunity to advise the Corporation's human resources, legal, or other relevant management division, and has so advised such division in writing, of any facts that Executive is aware of that constitute or might constitute a violation of any ethical, legal or contractual standards or obligations of the Corporation or any Affiliate. Executive further represents that Executive is not aware of any existing or threatened claims, charges, or lawsuits that he/she has not disclosed to the Corporation.

8.Notice to Seek Counsel, Consideration Period, Revocation Period. Executive acknowledges that Executive has been advised in writing hereby to consult with an attorney before signing this document and that Executive has had at least twenty-one (21) calendar days after receipt of this document to consider whether to accept or reject this Agreement. Executive understands that Executive may sign this Agreement prior to the end of such twenty-one (21) calendar day period, but is not required to do so. Under ADEA, Executive has seven (7) calendar days after Executive signs this Agreement to revoke it. Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) calendar day period. If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Corporation's Chief Legal Officer's Office at 12420 Stonebridge Road, Roanoke, IN 46783. If Executive revokes this Agreement as provided herein, it shall be null and void and Executive shall not be entitled to receive the payments as described in the first sentence of Section 1 herein. If Executive does not revoke this Agreement within seven (7) calendar days of signing it, this Agreement shall become enforceable and effective on the seventh (7th) day after Executive signs this Agreement ("Effective Date").

9.Governing Law; Disputes. Except as provided in Section 23 of the Employment Agreement, or as provided below, jurisdiction and venue over disputes with regard to this Agreement shall be exclusively in the courts of the State of Indiana or the United States District Court for the Northern District of Indiana. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Indiana, without regard to the choice of laws provisions of such laws. The parties agree that any action brought by a party to enforce or interpret this Agreement shall be brought in a State or Federal Court sitting in Indiana; except that an action by the Corporation to enforce its rights under Section 12 of the Employment Agreement may also be brought in Executive's state of residency or any other forum in which Executive is subject to personal jurisdiction. In addition, Executive and the Corporation specifically consent to personal jurisdiction in the State of Indiana for purposes of this Agreement.

10.Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Corporation. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.

11.Severability. The parties agree that if any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or enforceable in whole or in part and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended will remain in full force and effect and will be binding on the parties and will be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

12.Enforcement. This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action at law or proceeding at equity, or any private or public judicial or non-judicial proceeding instituted, prosecuted, maintained or continued in breach hereof.

13.No Enlargement of Employee Rights. Executive acknowledges that, except as expressly provided in this Agreement, any employment or contractual relationship between him and the Corporation is terminated, and that he has no future employment or contractual relationship with the Corporation other than the contractual relationship created by this Agreement, the Employment Agreement, any other applicable plans, programs or arrangements of the Corporation including, without limitation, the Corporation's Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the Indemnification Agreement. The Corporation has no obligation, contractual or otherwise, to employ or reemploy, hire or rehire, or recall or reinstate Executive in the future with the Corporation.

14.No Representations. Executive represents that he has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Corporation that are not specifically set forth in this Agreement.

15.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

16.Withholding. The Corporation shall withhold from any payments otherwise due or payable hereunder any amounts required to be withheld in order to comply with any federal, state, local or other income or other tax laws requiring withholding with respect to compensation and benefits provided to Executive pursuant to this Agreement.

17.Successors and Assigns. This Agreement binds and inures to the benefit of Executive's heirs, administrators, representatives, executors, successors and assigns, and the Corporation's successors and assigns.

18.Entire Agreement - Termination of Prior Agreements. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any previous oral and written agreements or representations relating to the subject matters herein, except for the Employment Agreement, any other applicable plans, programs or arrangements of the Corporation including, without limitation, the Corporation's Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the Indemnification Agreement.

The undersigned hereby acknowledge and agree that Executive has carefully read and fully understands all the provisions of this Agreement, has had an opportunity to seek counsel regarding it and have voluntarily entered into this Agreement by signing below as of the date(s) set forth above.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

VERA BRADLEY, INC.	EXECUTIVE

By: /s/ Mark C. Dely	/s/ Jackie Ardrey

Its: Corporate Secretary